EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GenCorp Retirement Savings Plan of GenCorp Inc. of our report dated February 7, 2006, except for the first sentence of the first paragraph of Note 11, as to which the date is August 24, 2006, with respect to the consolidated financial statements and schedule of GenCorp Inc. for the year ended November 30, 2005 included in its Annual Report (Form 10-K) for the year ended November 30, 2007.
/s/ Ernst & Young LLP
Sacramento, California
June 30, 2008